UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 04, 2023

ORION ENERGY SYSTEMS, INC.

(Exact name of Registrant as Specified in Its Charter)

Wisconsin	01-33887	39-1847269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive
Manitowoc, Wisconsin		54220
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 920 892-9340

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	OESX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 3, 2023, Orion Energy Systems, Inc. (the “Company”), entered into a cooperation agreement (the “Agreement”) with Kanen Wealth Management, LLC and certain of its affiliates (collectively, “Kanen”). Kanen beneficially owns approximately 5.3% of the Company’s outstanding common stock. Pursuant to the Agreement, the Board of Directors of the Company (the “Board”) agreed, among other things, to appoint Charles McDulin as a Class II director of the Company, with a scheduled regular term to expire at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”).

Under the terms of the Agreement, Kanen has agreed to abide by customary standstill restrictions until fifteen (15) days prior to the deadline for submission of a notice of shareholder nomination of individuals for election as directors of the Company at the 2024 Annual Meeting (the “Standstill Period”); provided that if the Board offers to nominate Mr. McDulin for election to the Board at the 2024 Annual Meeting and Mr. McDulin agrees to stand for election to the Board at the 2024 Annual Meeting, then the Standstill Period will be automatically extended for such period as Mr. McDulin remains on the Board. Pursuant to the Agreement, Mr. McDulin has delivered to the Company an irrevocable advance resignation letter, tendering his resignation from the Board upon the occurrence of certain events specified in such resignation letter (which resignation may be accepted by the Board in its sole discretion), and a written acknowledgement of foregoing $25,000 in cash compensation from the Company for his first year serving as an independent director of the Company. Other than Mr. McDulin’s foregoing of $25,000 in cash, he will otherwise receive compensation for his service as a director in the same manner as the Board’s other independent directors.

The parties also agreed to customary mutual non-disparagement obligations, and the Company agreed to reimburse Kanen for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of the Agreement, up to a cap of $25,000 in the aggregate.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

On January 3, 2023, the Board increased the size of the Board to six (6) members and appointed Charles McDulin to the Board. Mr. McDulin will serve as a Class II director with a scheduled regular term expiring at the 2024 Annual Meeting.

Other than the Agreement, there is no arrangement or understanding between Mr. Dulin and any other person pursuant to which Mr. Dulin was elected as a director. Mr. Dulin was determined by the Board to be independent under the applicable rules of Nasdaq and the rules and regulations of the U.S. Securities and Exchange Commission.

The Company is not aware of any transactions, proposed transactions or series of either to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. McDulin had, or will have, a direct or indirect material interest.

Item 8.01 Other Events.

On January 4, 2023, the Company issued a press release announcing the appointment of Mr. McDulin to the Board, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Cooperation Agreement, dated January 3, 2023, by and among Orion Energy Systems, Inc., Kanen Wealth Management, LLC, Philotimo Fund, LP and David Kanen and Charles McDulin.

Exhibit 99.1 Press Release, dated January 4, 2023.

Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date:	January 4, 2023	By:	/s/ J. Per Brodin
J. Per Brodin Chief Financial Officer